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                                                                     EXHIBIT 2.9


                   MASTER TRADE SECRET and KNOW-HOW AGREEMENT


     This Master Trade Secret and Know-How Agreement (the "Agreement') is effective as of March 31, 2001 (the "Effective Date"), between Millipore Corporation, a Massachusetts corporation ("MIL"), having an office at 80 Ashby Road, Bedford, Massachusetts 01730 and Millipore MicroElectronics, Inc., a Delaware corporation ("MMI"), having an office at Patriots Park, Bedford, Massachusetts 01730.

     WHEREAS, the Board of Directors of Millipore Corporation ("MIL") has determined that it is in the best interest of MIL and its stockholders to separate Millipore's existing businesses into two independent businesses;

     WHEREAS, as part of the foregoing, MIL and MMI, have entered into a Master Separation and Distribution Agreement (as defined below) which provides, among other things, for the separation of certain MMI assets and MMI liabilities, the initial public offering of MMI stock, the distribution of such stock and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

     WHEREAS, all know-how has been owned by MIL until the Separation Date and each of the parties have, until the Separation Date, used some know-how solely in their own businesses as well as some of the same know-how in each of their businesses relating to the manufacture and testing of products as well as plant configurations, manufacturing and research processes and other such commonly used know-how ("Commonly Used Know-How");

     WHEREAS, the parties deem that it is necessary for the successful operation of each entity after the separation for each party to own that know-how which it alone uses in its business as of the date of the Agreement; to own, but license back rights to the other party, to that Commonly Used Know-How which is owned by that party and to have the right to practice the Commonly Used Know-How owned by the other party in their respective field of use; and

     WHEREAS in order to accomplish this, MIL agrees to assign certain know-how to MMI and the parties agree to license certain of the Commonly Used Know-How to each other after the separation of the MMI business.

     NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     For the purpose of this Agreement, the following capitalized terms are defined in this Article 1 and shall have the meaning specified herein:

     1.1 ASSIGNED KNOW-HOW. "Assigned Know-How" means business information, technical data, know-how and other information which is not otherwise in the public domain and of which MIL undertook to restrict or control the disclosure to Persons other than MIL as of the Separation Date in a manner reasonably intended to maintain its confidentiality, and which (i) was owned by MIL on or before the Separation Date, (ii) is the subject of this Agreement and is known to or in the possession of MMI as of the Separation Date and (ii) is used by MMI as of the Separation Date in the manufacture and sale of the products listed in Exhibit A. Confidential Information may include information relating to, by way of example, research, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, marketing or finances, and may be in writing, disclosed orally or learned by inspection of computer programming code, equipment or facilities

     1.2 LICENSED KNOW-HOW "Licensed Know-How" means business information, technical data, know-how and other information which is not otherwise in the public domain and of which MIL undertook to restrict or control the disclosure to Persons other than MIL as of the Separation Date in a manner reasonably intended to maintain its confidentiality, and which (i) is owned by MIL as of the Separation Date, (ii) both parties had access to on or before the Separation Date, (iii) is the subject of this Agreement and is known to or in the possession of the parties as of the Separation Date and (iv) is used by each party in its respective field of use for the manufacture and sale of its respective products as of the Separation Date. Confidential Information may include information relating to, by way of example, research, products, services, customers, markets, software, developments, inventions, processes, designs, drawings, engineering, marketing or finances, and may be in writing, disclosed orally or learned by inspection of computer programming code, equipment or facilities.

     1.3 MASTER SEPARATION AND DISTRIBUTION AGREEMENT. "Master Separation and Distribution Agreement" means the Master Separation and Distribution Agreement between the parties.

  1.4 MIL Field of Use " means BIOPHARM including pharmaceutical/biotechnology and genetic engineering companies as well as manufacturers of cosmetics, medical devices, diagnostic products and clinical analytical products; LAB & LIFE SCIENCE RESEARCH including government, university and private research and testing analytical laboratories for protenomic, genomic, microbiological, enviromental and other such areas; and FOOD & BEVERAGE including companies that manufacture or process foods and beverages including dairy products, beer, wine, juice and soft drink manufacturers and bottled water companies.

  1.5 MIL LICENSED KNOW-HOW. "MIL Licensed Know-How" means that Licensed Know-How owned by MIL, utilized by both parties in their respective fields of use for the manufacture and sale of their respective products as of the Separation Date, licensed to MMI in its field of use under the terms of this Agreement and listed in Exhibit B to this Agreement.

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  1.6 MIL NON-LICENSED KNOW-HOW. "MIL Non-Licensed Know-How" means that know-how owned by MIL, used exclusively by MIL as of the Separation Date and not assigned or licensed to MMI under the terms of this Agreement.

  1.7 MMI ASSIGNED KNOW-HOW. "MMI Assigned Know-How " means the Assigned Know-How used solely by MMI or used predominately by MMI as of the Separartion Date to manufacture or sell the products listed in Exhibit A which is assigned to MMI by MIL under this Agreement.

  1.8 MMI FIELD OF USE. "MMI Field of Use" means IC MANUFACTURERS including companies that manufacture integrated circuits, semiconductors, semiconductor chips and other microelectronics components, flat panel displays, fiber optic cables, optical coatings and solar cells; IC OEM EQUIP & MATERIALS MANUFACTURING including companies that manufacture equipment for the fabrication and processing of semiconductors and integrated circuits for sale to IC Manufacturing Companies as well as companies that integrate a number of components into subsystems sold to OEM Equipment manufacturers for incorporation into semiconductor fabrication equipment as well as Companies that manufacture, process and supply liquids, gases, conductive materials and other advanced materials to IC Manufacturers for use in fabrication process for the IC Manufacture industry and which provide products and systems to purify, monitor and control atmospheric conditions in clean room manufacturing enviroments of the IC Manufacturing Industry; and IC RESEARCH LABORATORIES including university, government and commercial laboratories and research operations that research and/or develop innovations in the structure and composition of integrated circuits, the processes and materials used to manufacture integrated circuits and new forms of integrated circuits.

  1.9 MMI LICENSED KNOW-HOW. "MMI Licensed Know-How" means that Assigned Know-How utilized by both parties as of the Separation Date which is licensed back to MIL under this Agreement and listed in Exhibit C to this Agreement.

  1.10 PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

  1.11 SELL. To "Sell" a product means to sell, transfer, lease or otherwise dispose of a product. "Sale" and "Sold" have the corollary meanings ascribed thereto.

  1.12 SEPARATION DATE. "Separation Date" means March 31, 2001, or such other date as may be fixed by the Board of Directors of Millipore Corporation.

  1.13 SUBSIDIARY. "Subsidiary" of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such

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Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. For purposes of this Agreement, MMI shall be deemed not to be a subsidiary of MIL.

  1.14 THIRD PARTY. "Third Party" means a Person other than MIL and its other Subsidiaries and MMI and its Subsidiaries.


                                   ARTICLE 2
                         ASSIGNMENT OF KNOW-HOW TO MMI

     2.1 MIL hereby agrees to assign to MMI the rights owned by MIL in the Assigned Know-How to own and use as it sees fit, in the sale or manufacture of current or future products and to modify the Assigned Know-How as it may desire, provided however, it does not use any MIL Non-assigned Know-How in doing so. Such assignment is made on an "as is " basis.

     2.2 The parties agree and recognize that the some of the Assigned Know-How is used in the manufacture and sale of MIL products and that MIL retains the ownership of Assigned Know-How as used in the manufacture and sale of its products as of the Separation Date and may use the Assigned Know-How as it sees fit, in the sale or manufacture of current or future products and to modify the Assigned Know-How as it may desire.



                                   ARTICLE 3
                                  MIL LICENSES

     3.1 LICENSE GRANT. MIL grants to MMI a personal, exclusive, worldwide, fully-paid and non-transferable (except as set forth in Section 13.9) license to use the MIL Licensed Know-How in the MMI Field of Use.

     3.2 LICENSE RESTRICTIONS.

            (a) MMI may not make any use whatsoever, in whole or in part, of the MIL Licensed Know-How, in connection with MMI, doing business as, or in a fictitious name, or in association with a Third Party without the prior written consent of MIL, except as expressly set forth in Section 3.1 above.

     3.3 LICENSE UNDERTAKINGS. As a condition to the licenses granted hereunder, MMI undertakes to MIL that:

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            (a) MMI shall not use the MIL Licensed Know-How in any manner which is inconsistent with the terms of this Agreement or which compromises or which might jeopardize or limit MIL's proprietary interest therein.

            (b) MMI shall not use the MIL Licensed Know-How in connection with any products or services except in the MMI Field of Use.

            (c) MMI shall not (i) misrepresent to any Person the scope of its authority under this Agreement, (ii) incur or authorize any expenses or liabilities chargeable to MIL or (iii) take any actions that would impose upon MIL any obligation or liability to a Third Party other than obligations under this Agreement, or other obligations which MIL expressly approves in writing for MMI to incur on their behalf.

     3.4 RESERVATION OF RIGHTS. Except as otherwise expressly provided in this Agreement, MIL shall retain all rights in and to the MIL Licensed Know-How, including without limitation:

               (a)  All rights of ownership in and to the MIL Licensed Know-How;

               (b) The right to use (including the right of MIL's Subsidiaries to use) the MIL Licensed Know-How, in connection with the marketing, offer or provision of any product or service, so long as any such products or service are not in the MMI Field of Use; and

               (c) The right to license Third Parties to use the MIL Licensed Know-How, so long as any such products or service are not in the MMI Field of Use.



                                   ARTICLE 4
                           MMI PERMITTED SUBLICENSES

     4.1 SUBLICENSES TO SUBSIDIARIES. Subject to the terms and conditions of this Agreement, MMI may grant sublicenses to its Subsidiaries to use the MIL Licensed Know-How in accordance with the license grant in Section 3.1 above; provided that (i) MMI enters into a written sublicense agreement with each such Subsidiary sublicensee, and (ii) such agreement does not include the right to grant further sublicenses. MMI shall provide copies of such written sublicense agreements to MIL upon request. If MMI grants any sublicense rights pursuant to this Section 4.1 and any such sublicensed Subsidiary ceases to be a Subsidiary, then the sublicense granted to such Subsidiary pursuant to this Section 4.1 shall terminate 180 days from the date of such cessation.

     4.2 ENFORCEMENT OF AGREEMENTS. MMI shall take all appropriate measures at MMI's expense to promptly and diligently to enforce the terms of any sublicense agreement or other agreement with any Subsidiary and shall restrain any such

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Subsidiary from violating such terms, including without limitation (i)
monitoring the Subsidiaries' compliance with the relevant confidentiality obligations of this Agreement and causing any noncomplying Subsidiary promptly to remedy any failure, (ii) terminating such agreement and/or (iii) commencing legal action, in each case, using a standard of care consistent with MIL's practices as of the Separation Date. In the event that MIL determines that MMI has failed promptly and diligently to enforce the terms of any such agreement using such standard of care, MIL reserves the right to enforce such terms, and MMI shall reimburse MIL for its fully allocated direct costs and expenses incurred in enforcing such agreement, plus all out-of-pocket costs and expenses, plus five percent (5%).



                                   ARTICLE 5
                                  MMI LICENSES

     5.1 LICENSE GRANT. MMI grants to MIL a personal, exclusive, worldwide, fully-paid and non-transferable (except as set forth in Section 13.9) license to use the MMI Licensed Know-How in the MIL Field of Use.

     5.2 LICENSE RESTRICTIONS.

          (a) MIL may not make any use whatsoever, in whole or in part, of the MMI Licensed Know-How, in connection with MIL, doing business as, or in a fictitious name, or in association with a Third Party without the prior written consent of MMI, except as expressly set forth in section 5.1 above.

     5.3 LICENSE UNDERTAKINGS. As a condition to the licenses granted hereunder, MIL undertakes to MMI that:

          (a) MIL shall not use the MMI Licensed Know-How in any manner which is inconsistent with the terms of this Agreement or which compromises or which might jeopardize or limit MMI's proprietary interest therein.

          (b) MIL shall not use the MMI Licensed Know-How in connection with any products or services except in the MIL Field of Use.

          (c) MMl shall not (i) misrepresent to any Person the scope of its authority under this Agreement, (ii) incur or authorize any expenses or liabilities chargeable to MMI or (iii) take any actions that would impose upon MMI any obligation or liability to a Third Party other than obligations under this Agreement, or other obligations which MMI expressly approves in writing for MIL to incur on their behalf.



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

     5.4 RESERVATION OF RIGHTS. Except as otherwise expressly provided in this Agreement, MMI shall retain all rights in and to the MMI Licensed Know-How, including without limitation:

     (a) All rights of ownership in and to the MMI Licensed Know-How;

     (b) The right to use (including the right of MMI's Subsidiaries to use) the MMI Licensed Know-How, in connection with the marketing, offer or provision of any product or service so long as any such products or service are not in the MIL Field of Use; and

     (c) The right to license Third Parties to use the MMI Licensed Know-How, so long as any such products or service are not in the MIL Field of Use.



                                   ARTICLE 6
                           MIL PERMITTED SUBLICENSES

     6.1 SUBLICENSES TO SUBSIDIARIES. Subject to the terms and conditions of this Agreement, MIL may grant sublicenses to its Subsidiaries to use the MMI licensed Know-How in accordance with the license grant in Section 5.1 above; provided that (i) MIL enters into a written sublicense agreement with each such Subsidiary sublicensee, and (ii) such agreement does not include the right to grant further sublicenses. MIL shall provide copies of such written sublicense agreements to MMI upon request. If MIL grants any sublicense rights pursuant to this Section 6.1 and any such sublicensed Subsidiary ceases to be a Subsidiary, then the sublicense granted to such Subsidiary pursuant to this Section 6.1 shall terminate 180 days from the date of such cessation.

     6.2 ENFORCEMENT OF AGREEMENTS. MIL shall take all appropriate measures at MIL's expense to promptly and diligently to enforce the terms of any sublicense agreement or other agreement with any Subsidiary and shall restrain any such Subsidiary from violating such terms, including without limitation (i) monitoring the Subsidiaries' compliance with the relevant confidentiality obligations of this Agreement and causing any noncomplying Subsidiary promptly to remedy any failure, (ii) terminating such agreement and/or (iii) commencing legal action, in each case, using a standard of care consistent with MIL's practices as of the Separation Date. In the event that MMI determines that MIL has failed promptly and diligently to enforce the terms of any such agreement using such standard of care, MMI reserves the right to enforce such terms, and MIL shall reimburse MMI for its fully allocated direct costs and expenses incurred in enforcing such agreement, plus all out-of-pocket costs and expenses, plus five percent (5%).

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

                                   ARTICLE 7
                                CONFIDENTIALITY

      7.1 CONFIDENTIALITY AND NON-USE OBLIGATIONS. During the term of this Agreement, each party shall (i) protect the Licensed Know-How by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Licensed Know-How as it uses to protect its own confidential information of a like nature, (ii) not use the Licensed Know-How in violation of any use restriction in any Transaction Agreement, and (iii) not disclose the Licensed Know-How to any Third Party, except as expressly permitted under this Agreement, in the Transaction Agreements or in any other agreements entered into between the parties in writing, without prior written consent of the licensing party.

      7.2 EXCLUSIONS FROM CONFIDENTIALITY. Notwithstanding the foregoing provisions of this Section 7.1, the obligations of confidentiality and non-use shall not apply to Know-How that: (i) was in the receiving party's possession before receipt from MIL and obtained from a source other than MIL and other than through the prior relationship of MIL and MMI before the Separation Date; (ii) is or becomes a matter of public knowledge through no fault of the receiving party; (iii) is rightfully received by the receiving party from a Third Party without a duty of confidentiality; (iv) is disclosed by the disclosing party to a Third Party without a duty of confidentiality on the Third Party; (v) is independently developed by the receiving by one who has not access to or been advised of the Licensed Know-How; or (vi) is disclosed by the receiving party with the disclosing party's prior written approval.

      7.3 DISCLOSURE TO SUBSIDIARY. Each party has the right to disclose to its Subsidiary under Articles 4 and 6 respectively such portions of the Licensed Know-How as is reasonably necessary in the exercise of the Subsidiary to perform its assigned tasks within the licensed Fields of Use, subject to the Subsidiary's agreement in writing to confidentiality and non-use terms at least as protective of the Licensed Know-How as the provisions of this Article 7.

      7.4 CONTRACT MANUFACTURERS. Each party has the right to disclose to its contract manufacturers such portions of the Licensed Know-How as is reasonably necessary in the exercise of the receiving party's "have made" rights, subject to the contract manufacturer's agreement in writing to confidentiality and non-use terms at least as protective of the Licensed Know-How as the provisions of this Article 7.

      7.5 COMPELLED DISCLOSURE. If the receiving party or any of its respective sublicensed Subsidiaries believes that it will be compelled by a court or other authority of competent jurisdiction to disclose any of the Licensed Know-How , it shall (I) give the disclosing party prompt written notice so that disclosing party may take steps to oppose such disclosure, and (II) cooperate with disclosing party in its attempts to oppose such disclosure. If the receiving party complies with the above, it shall not be prohibited from complying with such requirement to disclose, but shall take all reasonable steps to make such disclosure subject to a suitable protective order, limit the scope of the disclosure and otherwise prevent unrestricted or public disclosure.

      7.6 NO RESTRICTION. Nothing in this Agreement shall restrict either party from using, disclosing, or disseminating the Know-How owned by it in any way.

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     7.7 THIRD PARTY RESTRICTIONS Nothing in the Agreement supersedes any restriction imposed by Third Parties on their Confidential Information, and there is no obligation on the Disclosing Party to conform Third Party agreements to the terms of this Agreement.



                                   ARTICLE 8
                        PROTECTION OF LICENSED KNOW-HOW

     8.1 OWNERSHIP AND RIGHTS. To the extent not contrary to applicable law, the parties agree not to challenge the ownership or validity of the Licensed Know-How. The receiving party's use of the Licensed Know-How is by license only and it shall not acquire or assert any rights of ownership therein.

     8.2 PROTECTION OF KNOW-HOW. The receiving party's will not grant or attempt to grant a security interest in the Licensed Know-How, or to record any such security interest in the United States Patent and Trademark Office or elsewhere, against any of the Licensed Know-How.

     8.3 INFRINGEMENT PROCEEDINGS. In the event that the receiving party's Patent Counsel learns of any disclosure or misappropriation or threatened disclosure or misappropriation of the Licensed Know-How, the receiving party's shall notify the disclosing party or its authorized representative giving particulars thereof, and the receiving party shall provide any necessary information and assistance to the disclosing party or its authorized representatives at the receiving party's expense in the event that the disclosing party decides that proceedings should be commenced. The disclosing party shall have exclusive control of any litigation or related legal proceedings, relating to the disclosure or misappropriation of the Licensed Know-How. The decision whether to bring, maintain or settle any such proceedings shall be at the exclusive option and expense of the disclosing party, and all recoveries shall belong exclusively to the disclosing party. The receiving party shall not and shall have no right to initiate any such litigation or related legal proceedings in its own name, but, at the disclosing party' s request, agrees to be joined as a party in any action taken by the disclosing party to enforce its rights in the Licensed Know-How. The disclosing party shall incur no liability to the receiving party or any other Person under any legal theory by reason of the disclosing party's failure or refusal to prosecute or by the disclosing party's refusal to permit the receiving party to prosecute, any alleged disclosure or misappropriation, nor by reason of any settlement to which the disclosing party may agree.

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

                                   ARTICLE 9
                                  TERMINATION

     9.1 TERM. This Agreement shall remain in effect for so long as the Licensed Know-How is kept confidential and is used by the receiving party in the receiving party's Field of Use unless earlier terminated as provided below in 9.2.

     9.2 VOLUNTARY TERMINATION. By written notice to MIL, the receiving party may voluntarily terminate the licenses and rights granted to it hereunder by MIL. Such notice shall specify the effective date of such termination.

     9.3 SURVIVAL. Any termination of licenses and rights of the receiving party under Section 9.2 shall not affect the receiving party's licenses and rights with respect to any products made or sold prior to such termination in the receiving party's Field of Use.

     9.4 OTHER TERMINATION.   This Agreement, the Master Separation Agreement
and all other Ancillary Agreements may be terminated at any time prior to the IPO Closing Date by and in the sole discretion of MIL without the approval of MMI. This Agreement may be terminated at any time after the IPO Closing Date and before the Distribution Date by mutual consent of MIL and MMI. In the event of termination pursuant to this Section 9.4, no party shall have any liability of any kind to the other party.



                                   ARTICLE 10
                       TRANSFER AND IMPARTING OF KNOW-HOW

     10.1 COMMITMENT TO TRANSFER KNOW-HOW. Both Parties agree to transfer and impart to the other the Know-How assigned or licensed to the other under the terms of this Agreement so that the other Party is capable of exercising and practicing the Know-How in conjunction with the manufacture and sale of its products as of the Separation Date.

     10.2 DELIVERY OF DOCUMENTATION, ETC. Each party agrees to transfer and deliver to the other, all documentation including technical information and data, documents, drawings, production drawings, test specifications, material specifications and other information which is written, printed, or recorded in electronic media format relating to the specifications, designs, formulae, processes, procedures necessary or helpful for or directly related to the design, manufacture, assembly and processing of its Products and the practice of its Know-How.

     10.3 FORMAT OF DOCUMENATION. It is expressly agreed and understood that all documentation to be transferred and delivered pursuant to this Section 10.1 shall be in the format in which it exists as of the Separation Date. Neither party shall be required to supplement, adapt or reform any of such documentation for the other. In the event that the format of any such documentation is inadequate to effectively transfer and impart the Know-How to the other, then the parties agree to cooperate with each other to jointly develop alternative documentation or reformat existing documentation so that it shall be effective to transfer and impart the Know-How.

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

     10.4 TRAINING OF EMPLOYEES. In order to support the transfer and imparting of the Know-How, each agrees to make available to the other on a direct cost basis such of its engineering, technical and production personnel as shall be necessary and appropriate in order to train, advise, consult with, and discuss the practice of the Know-How in order to assist in the implementation and absorption of the Know-How by the appropriate personnel. Each party agrees to make such personnel available to the other upon written request during the first twelve (12) months following the Separation Date at times and for periods acceptable to each other.


                                   ARTICLE 11
                               DISPUTE RESOLUTION

     11.1 USE AND INITIATION OF PROCEDURE. In the event of a dispute between the parties arising out of or related to this Agreement (the "Dispute"), the parties hereto agree to use the alternative dispute resolution procedures specified in this section (the "Procedure") in good faith in order to resolve such dispute. The Procedure may be modified by written agreement of the parties at the time the Dispute arises. A party seeking to initiate the Procedure shall give written notice to the other party, describing briefly the nature of the dispute and its claim and identifying an individual with authority to settle the dispute on its behalf. The party receiving such notice shall have five (5) days within which to designate, in a written notice given to the initiating party, an individual with authority to settle the dispute on its behalf. Neither of such authorized individuals shall have had direct substantive involvement in the matters involved in the Dispute.

     11.2 UNASSISTED SETTLEMENT. The authorized individuals shall make such investigation as they deem appropriate and thereafter promptly (but in no event later than thirty (30) days from the date of the initiating party's notice) shall commence discussions concerning resolution of the Dispute. If the Dispute has not been resolved within thirty (30) days from the commencement of discussions, it shall be submitted to alternative dispute resolution ("ADR") in accordance with the provisions of Sections 11.3 through 11.10 hereof.

     11.3 SELECTION OF NEUTRAL. The parties shall have ten (10) days following the submission of the Dispute to ADR in accordance with Section 11.2 above to agree upon a mutually-acceptable person not affiliated with either of the parties (the "Neutral"). If no Neutral has been selected within such time, the parties agree jointly to request the American Arbitration Association, the Center for Public Resources, or another mutually agreed-upon provider of neutral services to supply within ten (10) days a list of potential Neutrals with qualifications as specified by the parties in the joint request. Within five
(5) days of receipt of the list, the parties shall independently rank the proposed candidates, shall simultaneously exchange rankings, and shall select as the Neutral the individual receiving the highest combined ranking who is available to serve.

     11.4 TIME AND PLACE FOR ADR. In consultation with the Neutral, the parties shall promptly designate a mutually convenient time and place for the ADR (and unless

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circumstances require otherwise, such time to be not later than forty-five (45)
days after selection of the Neutral).

    11.5 EXCHANGE OF INFORMATION. In the event either of the parties has substantial need for information in the possession of the other party in order to prepare for the ADR, the parties shall attempt in good faith to agree on Procedures for the expeditious exchange of such information, with the help of the Neutral if required.

    11.6 SUMMARY OF VIEWS. One week prior to the first scheduled session of the ADR, each party shall deliver to the Neutral and to the other party a concise written summary of its views on the matter in Dispute.

    11.7 STAFFING THE ADR. In the ADR, each party shall be represented by the authorized individual and by counsel. In addition, each party may bring such additional persons as needed to respond to questions, contribute information and participate in the negotiations, the number of such additional persons to be agreed upon by the parties in advance, with the assistance of the Neutral, if necessary.

    11.8 CONDUCT OF ADR. The parties, in consultation with the Neutral, will agree upon a format for the meetings, designed to assure that both the Neutral and the authorized individuals have an opportunity to hear an oral presentation of each party's views on the matter in Dispute, and that the authorized parties attempt to negotiate a resolution of the matter in Dispute, with or without the assistance of counsel or others, but with the assistance of the Neutral. To this end, the Neutral is authorized to conduct both joint meetings and separate private caucuses with the parties. The Neutral will keep confidential all information learned in private caucus with either party unless specifically authorized by such party to make disclosure of the information to the other party.

    11.9 THE NEUTRAL'S VIEWS. The Neutral (I) shall, unless requested not to do so by both parties, provide his opinion to both parties on the probable outcome should the matter be litigated, and (II) shall make one or more recommendations as to the terms of a possible settlement, upon any conditions imposed by the parties (including, but not limited to, a minimum and maximum amount). The Neutral shall base his opinions and recommendations on information available to both parties, excluding such information as may be disclosed to him by the parties in confidence. The opinions and recommendations of the Neutral shall not be binding on the parties.

    11.10  TERMINATION OF PROCEDURE.  The parties agree to participate in the ADR in good faith to its conclusion (as designated by the Neutral) and not to terminate negotiations concerning resolution of the matters in Dispute until at least ten (10) days thereafter. Each party agrees not to commence any other proceeding or to seek other remedies prior to the conclusion of the ten-day post-ADR negotiation period; PROVIDED, HOWEVER, that either party may commence
                             --------  -------
litigation within five (5) days prior to the date after which the commencement of litigation could be barred by an applicable statute of limitations or in order to request an injunction to prevent irreparable harm, in which event, the parties agree (except as prohibited by court order) to nevertheless continue to participate in the ADR to its conclusion.

    11.11 FEES OF NEUTRAL; DISQUALIFICATION. The fees of the Neutral shall be shared equally by the parties. The Neutral shall be disqualified as a witness, consultant, expert or counsel for either party with respect to the matters in Dispute and any related matters in any subsequent litigation or other proceeding with respect to the Dispute.

    11.12  CONFIDENTIALITY.  The parties agree that the Procedure and the
ADR are compromise negotiations for purposes of the Federal Rules of Evidence and the Rules of Evidence of any state of competent jurisdiction. The entire of the Procedure and the ADR are confidential, and no stenographic, visual or audio record shall be made. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the Procedure or the ADR by either of the parties, their agents, employees, representatives, or other invitees and by the Neutral (who will be the parties' joint agent for purposes of these compromise negotiations) are confidential and shall, in addition and where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible for any purposes, including impeachment, in any litigation or other proceeding involving the parties, and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of either of the parties; provided, however, that evidence otherwise discoverable or admissible is not
--------  -------
excluded from discovery or admission as a result of its use in the ADR.

    11.13 ARBITRATION. Any Dispute which the parties cannot resolve through mediation within ninety (90) days following the commencement of the Procedure, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of he American Arbitration Association ("AAA"), by three (3) arbitrators in Boston, Massachusetts. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior ADR, negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

    11.14 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 8 with respect to all matters not subject to such dispute, controversy or claim.

                                  ARTICLE 12
                            LIMITATION OF LIABILITY

     IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ANY OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S OBLIGATIONS EXPRESSLY ASSUMED IN THE MASTER SEPARATION AND DISTRIBUTION AGREEMENT; PROVIDED FURTHER THAT THE EXCLUSION OF PUNITIVE DAMAGES SHALL APPLY IN ANY EVENT.

                                   ARTICLE 13
                            MISCELLANEOUS PROVISIONS

     13.1 DISCLAIMER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL LICENSED KNOW-HOW AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR PROVIDED HEREUNDER ARE LICENSED OR PROVIDED ON AN "AS IS" and "WHERE IS" BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES MAKE ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Without limiting the generality of the foregoing, MIL makes no warranty or representation as to the validity of any Assigned Know-How; and both parties make no any warranty or representation that any use of any Licensed Know-How with respect to any product or service will be free from infringement of any rights of any Third Party.

     13.2 NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to the Licensed Know-How. Neither party is required hereunder to furnish or disclose to the other any information (including copies of the Know-How), except as specifically provided herein.

     13.3 INFRINGEMENT SUITS. Neither party shall have any obligations hereunder to institute any action or suit against Third Parties for misappropriation of any of the Licensed Know-How or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of the Licensed Know-How and (ii) the receiving party shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Know-How.

     13.4 NO OTHER OBLIGATIONS. NEITHER PARTY ASSUMES ANY RESPONSIBILITIES OR OBLIGATIONS WHATSOEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES, IN PARTICULAR, MIL IS NOT REQUIRED TO PROVIDE ANY ACCESS TO THE MIL NON-LICENSED KNOW-HOW TO MMI. Without limiting the generality of the foregoing, neither party, nor any of its Subsidiaries is obligated to (i) provide copies of any Licensed Know-How that may exist, (ii) to furnish any improvements to the Licensed Know-How or new Know-How developed after the Separation Date, or (iii) provide any assistance in the use or understanding of the Licensed Know-How, except for the obligations expressly assumed in this Agreement.

     13.5 ENTIRE AGREEMENT. This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements (as defined in the Separation and Distribution Agreement) and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof. To the extent there is a conflict between this Agreement and the General Assignment and Assumption Agreement between the parties, the terms of this Agreement shall govern.

     13.6 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the Commonwealth of Massachusetts as applied to transactions taking place wholly within Massachusetts between Massachusetts residents. The Superior Court of Middlesex County and/or the United States District Court for the District of Massachusetts shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 11 above.

     13.7 DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     13.8 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

           if to MIL:
                         Millipore Corporation
                         80 Ashby Road
                         Bedford, Massachusetts 01730

           With a copy to:
                         General Counsel
                         Millipore Corporation
                         80 Ashby Road
                         Bedford, Massachusetts 01730
           if to MMI:
                         Millipore MicroElectronics, Inc.
                         Patriots Park
                         Bedford, Massachusetts 01730

Or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     13.9 NONASSIGNABILITY. MMI may not, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the MIL's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of MIL. Notwithstanding the foregoing, MMI (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to a Person that succeeds to all or substantially all of the business or assets of MMI as long as such Person agrees to accept all the terms and conditions set forth herein. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     13.10 SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     13.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     13.12 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such Agreement.

     13.13 COUNTERPARTS. This Agreement, including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     13.14  AUTHORITY.  Each of the parties hereto represents to the other that
(a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.


     WHEREFORE, the parties have signed this Master Trade Secret and Know-How License Agreement effective as of the date first set forth above.

Millipore Corporation              Millipore MicroElectronics, Inc.

By:_____________________           By:____________________


Name:___________________            Name:__________________

Title:____________________          Title:___________________

                                   EXHBIIT A
                     TO TRADE SECRET and KNOW-HOW AGREEMENT



                                   EXHIBIT B
                     TO TRADE SECRET and KNOW-HOW AGREEMENT



                                   EXHBIIT C
                     TO TRADE SECRET and KNOW-HOW AGREEMENT